Exhibit A

NEW
		www.republicbancorp.com	Nasdaq: RBNC

FOR FURTHER INFORMATION:

Thomas F. Menacher Exec.V.P., Treasurer & CFO tmenacher@republicbancorp.com (989) 725-7337	Kristine D. Brenner Director of Investor Relations kbrenner@republicbancorp.com (989) 725-7337

REPUBLIC BANCORP REPORTS FIRST QUARTER RESULTS

First Quarter Highlights Include:

•	Record net income of $15.2 million
•	Earnings per share of $.26, up 9%
•	Return on equity of 17.88%
•	Annualized core deposit growth of 21%
•	Non-performing assets decreased by 8%

ANN ARBOR, Michigan—April 14, 2003—Republic Bancorp Inc., (Nasdaq: RBNC), today announced record net income for the quarter ended March 31, 2003 of $15,153,000, an increase of 7% over net income of $14,118,000 for the first quarter of 2002. Diluted earnings per share were $.26, up 9% from $.24 earned in 2002. Net income generated annualized returns of 1.30% on average assets and 17.88% on average shareholders’ equity for the quarter ended March 31, 2003. These compare to returns of 1.25% on average assets and 18.14% on average equity for the first quarter of 2002.

“We are pleased to report another outstanding quarter for the Company,” commented Dana M. Cluckey, President and Chief Executive Officer. “Our earnings per share growth of 9% was driven by an increase in noninterest income and controlled expenses. We also had significant growth in core deposits during the quarter which funded the increase in our total portfolio loans. Our focus on providing distinctive personal service and emphasis on real estate secured lending continues to produce consistent and above peer group financial results,” added Mr. Cluckey.

The Company had a strong quarter in mortgage banking. During the quarter, the Company originated $988 million in single-family residential mortgages, up 39% over the first quarter of 2002. At March 31, 2003, the Company’s mortgage loan pipeline of applications in process was $792 million, up 18% over March 31, 2002.

Total noninterest income increased $4.3 million, or 41%, for the quarter ended March 31, 2003, compared to the same period in 2002. The increase was primarily due to higher levels of service charges, mortgage banking income, and income from bank owned life insurance.

Total noninterest expense decreased by $96,000 for the quarter ended March 31, 2003, compared to the first quarter in 2002. The Company’s efficiency ratio for the quarter ended March 31, 2003 was 48.75%.

Effective January 1, 2003, the Company adopted the fair value method of recording stock options under SFAS 123. In accordance with the transitional guidance of SFAS 148, the fair value method of accounting for stock options will be applied prospectively to awards granted subsequent to January 1, 2003.

In the first quarter of 2003, the Company issued restricted stock in lieu of stock option grants. As a result, the income statement impact associated with expensing stock options was immaterial in the first quarter and is expected to be immaterial for the remainder of 2003.

The Company’s asset quality remains very sound. Total non-performing assets decreased $3.5 million, or 8%, from December 31, 2002. Net charge-offs to total average loans were 18 basis points for the quarter and remain substantially below the Company’s peer group. The Company’s allowance for loan losses to loans, excluding residential real estate mortgages, was 1.81% at March 31, 2003.

During the first quarter of 2003, the Company repurchased 335,000 shares at an average price of $12.20 per share under the 2001 Stock Repurchase Program. The 2001 Stock Repurchase Program allows for the repurchase of up to 4,300,000 shares, of which 833,000 shares are available for repurchase at March 31, 2003.

About the Company
 Republic Bancorp Inc., with $4.7 billion in assets, is the third largest bank holding company headquartered in Michigan and the 84th largest bank holding company in the country. Its subsidiary, Republic Bank, serves customers in Michigan, Ohio and Indiana with 96 retail, commercial and mortgage banking offices and 103 ATMs. The Company is the #1 Small Business Administration bank lender based in Michigan for the 9th consecutive year and one of the Midwest’s top ten retail mortgage lenders. Republic has been ranked three times on FORTUNE’s “100 Best Places to Work in America” and twice named to Working Mother magazine’s list of “100 Best Companies for Working Mothers”.

Information about Republic Bancorp’s financial results and its products and services, including on-line mortgage applications and its Internet banking system, ExpressNet, can be accessed at www.republicbancorp.com.

Cash Dividend
 The Company currently pays an annual cash dividend of $.34 per common share, which represents a yield of approximately 2.9% based on the Company’s current stock price.

Safe Harbor Statement
 As with any statements other than those reflecting historical facts, forward-looking statements contained in this announcement involve risk, and, as such, future financial performance may differ from current expectations due to a variety of marketplace factors. These factors include, without limitation, those disclosed in Republic Bancorp’s 2002 Form 10-K filing with the Securities and Exchange Commission.

REPUBLIC BANCORP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31,	Dec. 31,	Sept. 30,	March 31,
	2003	2002	2002	2002

	(Unaudited)		(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$77,281	$75,625	$83,750	$59,936
Mortgage loans held for sale	324,444	660,999	541,256	410,862
Securities available for sale	318,862	248,931	373,841	394,092
Loans	3,857,837	3,656,543	3,772,670	3,467,300
Less allowance for loan losses	(37,185)	(36,077)	(33,124)	(29,324)

Net loans	3,820,652	3,620,466	3,739,546	3,437,976

Premises and equipment	27,452	27,790	28,228	29,687
Bank owned life insurance	88,193	87,192	85,874	—
Other assets	55,383	57,192	62,390	76,902

Total assets	$4,712,267	$4,778,195	$4,914,885	$4,409,455

LIABILITIES
Noninterest-bearing deposits	$274,956	$260,634	$245,547	$228,274
Interest-bearing deposits:
NOW accounts	176,454	176,366	163,868	158,917
Savings and money market accounts	968,591	910,863	888,275	844,716
Certificates of deposit	1,442,928	1,440,409	1,531,569	1,467,753

Total interest-bearing deposits	2,587,973	2,527,638	2,583,712	2,471,386

Total deposits	2,862,929	2,788,272	2,829,259	2,699,660

Federal funds purchased and other short-term borrowings	225,910	209,070	225,500	162,548
Short-term FHLB advances	125,000	305,000	360,000	205,000
Long-term FHLB advances	1,025,668	1,002,943	1,008,670	864,718
Accrued expenses and other liabilities	81,698	76,682	96,929	72,227
Long-term debt	—	13,500	13,500	13,500

Total liabilities	4,321,205	4,395,467	4,533,858	4,017,653
Trust preferred securities and preferred stock of subsidiary	50,000	50,000	50,000	78,719
SHAREHOLDERS’ EQUITY
Preferred stock, $25 stated value: $2.25 cumulative and convertible; 5,000,000 shares authorized, none issued and outstanding	—	—	—	—
Common stock, $5 par value, 75,000,000 shares authorized; 57,560,000, 57,441,000, 57,892,000, and 58,444,000 issued and outstanding, respectively	287,802	287,207	263,144	265,653
Capital surplus	40,669	40,633	32,123	38,652
Unearned compensation — restricted stock	(2,682)	(368)	(894)	(1,865)
Retained earnings	14,634	4,373	32,969	13,168
Accumulated other comprehensive income (loss)	639	883	3,685	(2,525)

Total shareholders’ equity	341,062	332,728	331,027	313,083

Total liabilities and shareholders’ equity	$4,712,267	$4,778,195	$4,914,885	$4,409,455

REPUBLIC BANCORP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,

	2003	2002

Interest Income
Loans, including fees	$62,936	$69,027
Investment securities	2,814	4,508

Total interest income	65,750	73,535

Interest Expense
Deposits	15,494	20,640
Short-term borrowings	818	783
FHLB advances	13,799	14,208
Long-term debt	39	242

Total interest expense	30,150	35,873

Net interest income	35,600	37,662
Provision for loan losses	3,000	2,400

Net interest income after provision for loan losses	32,600	35,262

Noninterest Income
Service charges	2,652	1,989
Mortgage banking income	9,736	7,246
Gain on sale of securities	448	401
Income from bank owned life insurance	1,295	—
Other noninterest income	730	941

Total noninterest income	14,861	10,577

Noninterest Expense
Salaries and employee benefits	14,415	13,927
Occupancy expense of premises	2,643	2,487
Equipment expense	1,705	1,680
Other noninterest expense	5,619	5,703
Dividends on trust preferred securities and preferred stock of subsidiary	1,075	1,756

Total noninterest expense	25,457	25,553

Income before income taxes	22,004	20,286
Provision for income taxes	6,851	6,168

Net income	$15,153	$14,118

Basic earnings per share	$.26	$.24

Diluted earnings per share	$.26	$.24

REPUBLIC BANCORP INC.
SUMMARY OF SELECTED FINANCIAL DATA
(Dollars in thousands, except operating data)

	Three Months Ended
	March 31,

	2003	2002

Operating Data (in millions):
Residential mortgage loan closings:
Fixed rate	$823	$560
Adjustable rate	165	151

Total residential mortgage loan closings	$988	$711

Conventional loans	$819	$538
Government loans	63	86
Jumbo and other loans	106	87

Total residential mortgage loan closings	$988	$711

Refinances (percent of total)	75%	57%
Performance Ratios (annualized for the quarter):
Return on average assets	1.30%	1.25%
Return on average equity	17.88%	18.14%
Net interest margin	3.23%	3.54%
Efficiency ratio (1)	48.75%	49.74%
Per Common Share Data:
Average common shares outstanding — diluted	58,302	59,170
Cash dividends declared	$.085	$.077
Book value	$5.93	$5.36
Tangible book value	$5.81	$5.23

	Mar. 31,	Dec. 31,	Sept. 30,	Mar. 31,
	2003	2002	2002	2002

Capital Ratios:
Shareholders’ equity to assets	7.24%	6.96%	6.74%	7.10%
Tier 1 risk-based capital	11.63%	11.18%	10.90%	12.28%
Total risk-based capital	12.75%	12.26%	11.88%	13.21%
Tier 1 leverage	8.26%	7.81%	8.12%	8.56%

(1)	Includes total noninterest expense, excluding dividends on trust preferred securities, divided by total revenue, excluding gain on sale of securities.

REPUBLIC BANCORP INC.
SUMMARY OF SELECTED FINANCIAL DATA
(Dollars in thousands, except operating data)

	Three Months Ended
	March 31,

	2003	2002

Average Balances:
Total assets	$4,652,053	$4,526,149
Short-term investments	225	765
Mortgage loans held for sale	437,729	565,750
Securities available for sale	271,022	366,934
Portfolio loans	3,750,886	3,453,054
Total earning assets	4,459,862	4,386,503
Interest-bearing deposits	2,557,788	2,498,092
Short-term borrowings	243,121	169,285
Total FHLB advances	1,170,441	1,182,874
Long-term debt	2,250	13,500
Total interest bearing liabilities	3,973,600	3,863,751
Shareholders’ equity	338,956	311,357
Interest Margin:
Assets:
Short-term investments	1.82%	2.47%
Mortgage loans held for sale	5.73%	6.67%
Securities available for sale	4.88%	6.33%
Portfolio loans:
Commercial loans	6.28%	7.15%
Residential real estate mortgage loans	5.78%	6.58%
Installment loans	6.27%	7.23%

Total loans, net of unearned income	6.06%	6.92%

Total interest-earning assets	5.95%	6.84%
Liabilities:
Interest-bearing demand deposits	0.43%	0.63%
Savings deposits	1.64%	1.80%
Time deposits	3.23%	4.49%

Total interest-bearing deposits	2.46%	3.35%
Short-term borrowings	1.35%	1.85%
FHLB advances	4.72%	4.80%
Long-term debt	6.93%	7.15%

Total interest bearing liabilities	3.06%	3.74%

Net interest income/rate spread (FTE)	2.89%	3.10%
Impact of noninterest bearing sources of funds	0.34%	0.44%

Net interest margin (FTE)	3.23%	3.54%

REPUBLIC BANCORP INC.
SUMMARY OF SELECTED FINANCIAL DATA
(Dollars in thousands)

	March 31,	Dec. 31,	Sept. 30,	March 31,
	2003	2002	2002	2002

Portfolio Loan Summary:
Commercial loans:
Commercial and industrial	$45,648	$48,509	$58,905	$68,353
Commercial real estate mortgage	1,423,007	1,420,758	1,417,667	1,332,721

Total commercial loans	1,468,655	1,469,267	1,476,572	1,401,074
Residential real estate mortgages	1,807,318	1,593,929	1,695,120	1,482,824
Installment loans:
Consumer direct	552,970	556,507	555,367	512,586
Consumer indirect	28,894	36,840	45,611	70,816

Total installment loans	581,864	593,347	600,978	583,402

Total portfolio loans	$3,857,837	$3,656,543	$3,772,670	$3,467,300

Non-performing assets:
Non-accrual loans:
Commercial	$19,920	$19,167	$22,137	$7,012
Residential real estate mortgage	13,035	15,215	11,991	14,132
Installment	2,531	2,876	2,612	2,363

Total non-accrual loans	35,486	37,258	36,740	23,507
Restructured loans	—	2,309	—	—
Other real estate owned	3,459	2,904	3,568	3,134

Total non-performing assets	$38,945	$42,471	$40,308	$26,641

Allowance for Loan Losses (for the quarter):
Balance at beginning of period	$36,077	$33,124	$29,870	$29,157
Loans charged off:
Commercial	1,146	1,246	2,412	1,099
Residential real estate mortgage	430	232	127	288
Installment — direct	372	400	308	454
Installment — indirect	330	430	493	742

Total charge-offs	2,278	2,308	3,340	2,583

Recoveries:
Commercial	84	16	134	84
Residential real estate mortgage	—	—	—	—
Installment — direct	110	50	79	95
Installment — indirect	192	195	181	171

Total recoveries	386	261	394	350

Net charge-offs	1,892	2,047	2,946	2,233
Provision charged to expense	3,000	5,000	6,200	2,400

Balance at end of period	$37,185	$36,077	$33,124	$29,324

REPUBLIC BANCORP INC.
SUMMARY OF SELECTED FINANCIAL DATA
(Dollars in thousands)

	March 31,	Dec. 31,	Sep. 30,	March 31,
	2003	2002	2002	2002

Asset Quality Ratios:
Non-performing assets to loans and other real estate owned (1)	.93%	.98%	.93%	.69%
Non-performing assets to total assets	.83%	.89%	.82%	.60%
Allowance for loan losses to non-performing loans	104.79%	91.18%	90.16%	124.75%
Allowance for loan losses to loans (2)	.96%	.99%	.88%	.85%
Allowance for loan losses to loans (excluding residential real estate mortgages) (2)	1.81%	1.75%	1.59%	1.48%
Net charge-offs to average loans: (1,3)
Commercial loans	.29%	.33%	.63%	.29%
Residential real estate mortgage loans	.08%	.04%	.03%	.06%
Direct installment loans	.19%	.25%	.17%	.29%
Indirect installment loans	1.68%	2.30%	2.44%	2.91%

Total loans	.18%	.19%	.30%	.22%

Earnings coverage of net charge-offs (3,4)	12.98x	10.63x	8.30x	9.98x

(1)	Includes mortgage loans held for sale.
(2)	Excludes mortgage loans held for sale.
(3)	Quarter-to-date, annualized.
(4)	Operating earnings before taxes plus the provision for loan losses divided by net charge-offs.